EXHIBIT 23(a).2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Westamerica Bancorporation:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-157893) and on Forms S-8 (No. 333-105537 and 333-107329) of Westamerica Bancorporation and subsidiaries of our report dated February 27, 2015, with respect to the consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows of Westamerica Bancorporation and subsidiaries for the year ended December 31, 2014, which report appears in the December 31, 2016 annual report on Form 10-K of Westamerica Bancorporation and subsidiaries.

/s/ KPMG LLP

KPMG LLP

San Francisco, California

February 27, 2017